                                                                   EXHIBIT 2.1

--------------------------------------------------------------------------------





                            STOCK PURCHASE AGREEMENT

                                      among

                           STRATEGIC DIAGNOSTICS INC.
                            (a Delaware corporation),
                                       and
                                ROBERT J. HARMAN,

                                MICHAEL M. DALE,

                                  ERIC S. BEAN

                                       and

                                    SEAN BOYD

                                February 25, 1999




--------------------------------------------------------------------------------

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
1.    Definitions.............................................................1

2.    Sale and Purchase of Stock..............................................7
      2.1   Sale and Purchase.................................................7
      2.2   Purchase Price....................................................8
      2.3   Additional Purchase Price.........................................8
      2.4   Escrow Account....................................................8
      2.5   Debt.  ...........................................................8
      2.6   Tax Loans. .......................................................9
      2.7   Stock Options.  ..................................................9

3.    Closing................................................................10
      3.1   Buyer's Deliveries...............................................10
      3.2   Sellers' Deliveries..............................................10

4.    Representations and Warranties of the Sellers..........................11
      4.1   Corporate Status.................................................11
      4.2   Capitalization; No Subsidiaries; No Other Securities.............12
      4.3   Matters Affecting Shares; Title to Common Stock..................12
      4.4   Enforceability...................................................12
      4.5   Consents and Approvals...........................................12
      4.6   Financial Statements.............................................13
      4.7   Accounts Receivable..............................................13
      4.8   Inventory........................................................13
      4.9   Absence of Certain Changes or Events.............................13
      4.10  Real Property....................................................15
      4.11  Intellectual Property, Software and Confidential Information.....15
      4.12  Contracts........................................................16
      4.13  Governmental Permits.............................................17
      4.14  Legal Proceedings and Compliance with Laws; Environmental Matters18
      4.15  Absence of Undisclosed Liabilities...............................19
      4.16  Taxes............................................................19
      4.17  Books and Records................................................19
      4.18  Employees and Employee Relations; Independent Contractors........19
      4.19  Employee Benefit Plans...........................................20
      4.20  Finder's Fee.....................................................22
      4.21  Interest in Business.............................................22
      4.22  Condition of Assets..............................................22
      4.23  Affiliate Transactions...........................................22

      4.24  Insurance........................................................22
      4.25  Previous Sales; Warranties.......................................23
      4.26  Customers and Suppliers..........................................23
      4.27  Completeness and Accuracy of Information.........................23

5.    Representations and Warranties of the Buyer............................24
      5.1   Corporate Status.................................................24
      5.2   Authorization....................................................24
      5.3   Consents and Approvals...........................................24
      5.4   Finder's Fees....................................................24
      5.5   Preferred Shares.  ..............................................24

6.    Competition and Confidentiality by the Sellers.........................24
      6.1   Noncompetition...................................................24
      6.2   Confidentiality..................................................25
      6.3   Affiliates.......................................................25
      6.4   Injunctive Relief................................................25

7.    Tax Matters............................................................26
      7.1   Section 338(h)(10) Election.  ...................................26
      7.2   Short Period Tax Returns and Final Tax Returns. .................27
      7.3   Amended Returns. ................................................28
      7.4   Audits.  ........................................................28

8.    Survival of Representations and Warranties; Indemnification............29
      8.1   Survival of Representations and Warranties.......................29
      8.2   Indemnification by the Sellers...................................29
      8.3   Limitations on Obligation of Sellers to Indemnify................29
      8.4   Indemnification by the Buyer.....................................30
      8.5   Limitations on Obligation of the Buyer to Indemnify..............30
      8.6   Environmental Losses.............................................31
      8.7   Procedures for Indemnification...................................32
      8.8   Payment of Indemnification Obligations...........................33
      8.9   Interest on Unpaid Obligations...................................33
      8.10  Other Remedies...................................................33
      8.11  Inconsistencies..................................................33

9.    Covenants Regarding Real Property......................................34
      9.1   Possible Non-compliance..........................................34
      9.2   Compliance Efforts...............................................34
      9.3   Payment Obligations..............................................34
      9.4   Relocation.......................................................34

10.   General................................................................34
      10.1  Expenses.........................................................34
      10.2  Publicity........................................................35
      10.3  Amendment, Severability, Parties in Interest, Assignment, Etc....35
      10.4  Waivers..........................................................35
      10.5  Notices..........................................................35
      10.6  Entire Agreement.  ..............................................37
      10.7  Interpretation.  ................................................37
      10.8  Governing Law....................................................37
      10.9  Counterparts.....................................................37

                                    SCHEDULES

1        Stock Ownership Summary
2.2.2    Cash Payment
2.2.3    Preferred Shares
2.3      Products related to Additional Purchase Price
2.5      Promissory Notes
4.3      Matters affecting Common Stock
4.5      Consents and Approvals
4.6      Financial Statements
4.7      Accounts Receivable
4.8      Inventory
4.9      Changes
4.9.11   Payments to Sellers
4.10     Real Property
4.11     Intellectual Property, Software and Confidential Information
4.12     Contracts
4.13     Governmental Permits
4.14     Legal Proceedings and Compliance with Laws; Environmental Matters
4.15     Absence of Undisclosed Liabilities
4.16     Taxes
4.18     Employees and Employee Relations; Independent Contractors
4.19     Employee Benefit Plans
4.22     Condition of Assets
4.23     Affiliate Transactions
4.24     Insurance
4.26     Customers and Suppliers
8.1      Sellers' Indemnity Obligations

                                    EXHIBITS

A        Escrow Agreement
B        Form of Employment Agreements
C        Certificate of Designations of the Series B Convertible Preferred Stock

                            STOCK PURCHASE AGREEMENT


                  THIS STOCK PURCHASE AGREEMENT is made as of February 25, 1999 (the "Effective Date") by and among STRATEGIC DIAGNOSTICS INC., a Delaware corporation (the "Buyer") and Robert J. Harman ("Harman"), Michael M. Dale ("Dale"), Eric S. Bean ("Bean") and Sean Boyd ("Boyd") (each of Harman, Dale, Bean and Boyd are a "Seller" and together, are the "Sellers"). Certain other terms are used herein as defined below in Section 1 or elsewhere in this Agreement.

                                   Background

                  Sellers own all of the issued and outstanding capital stock of HTI Bio-Products, Inc., a California corporation (the "Company"), consisting of 1,061,371 shares of common stock, no par value per share (the "Common Stock"), which shares of Common Stock are owned by the Sellers in the amounts indicated on Schedule 1. This Agreement sets forth the terms and conditions under which the Buyer is purchasing the Common Stock from the Sellers.

                                   Witnesseth

                  NOW, THEREFORE, in consideration of the respective covenants contained herein and intending to be legally bound hereby, the parties hereto agree as follows:

                  1. Definitions. For convenience, certain terms used in more than one part of this Agreement are listed in alphabetical order and defined or referred to below (such terms as well as any other terms defined elsewhere in this Agreement shall be equally applicable to both the singular and plural forms of the terms defined).

                  "Accounts Payable" means as of any date any accounts payable as would appear on a balance sheet of the Company as of such date prepared in accordance with GAAP, other than any amounts payable to any Selling Party or an Affiliate of a Selling Party.

                  "Accounts Receivable" means as of any date any trade accounts receivable, notes receivable, bid or performance deposits, employee advances and other miscellaneous receivables included in the assets of the Company or that arose in connection with the Business.

                  "Accrued Expenses" means as of any date any accrued payroll and vacation and other accrued expenses as would appear on a balance sheet of the Company as of such date prepared in accordance with GAAP, other than any amounts payable to a Selling Party or an Affiliate of a Selling Party and any compensation payable to Employees or others contingent upon or as a result of the Transactions.

                  "Additional Purchase Price" is defined in Section 2.3.

                  "Affiliates" means, with respect to a particular Party, Persons or entities controlling, controlled by or under common control with that Party, as well as any officers and directors of that Party or any Affiliates of any of the foregoing. For the purposes of the foregoing, ownership, directly or indirectly, of 20% or more of the voting stock or other equity interest shall be deemed to constitute control; provided however, HTI Bio-Services, a California corporation, shall not be deemed to be an Affiliate of any Seller or the Company.

                  "Agreement" means this Agreement and the Schedules hereto.

                  "Balance Sheet" is defined in Section 4.6.

                  "Balance Sheet Date" is defined in Section 4.6.

                  "Benefit Plan" means any (i) "employee benefit plan" as defined in Section 3(3) of ERISA and any related or separate Contract, plan, trust, program, policy and arrangement and (ii) supplemental retirement, bonus, vacation, deferred compensation, severance, incentive or other employee benefit plan, program, arrangement, practice, custom or understanding, in each case whether formal or informal, that provides benefits of economic value to any Employee or any former employee of the Company (including, without limitation, any entity described in Section 4.19.1) or any present or former beneficiary, dependent or assignee of any such Employee or former employee of the Company.

                  "Books and Records" is defined in Section 4.17.

                  "Borrower" is defined in Section 2.6.

                  "Business" means the business and operations of the Company as conducted by the Company on the Effective Date.

                  "Buyer" is defined above in the preamble.

                  "Buyer's General Liabilities" is defined in Section 7.4.

                  "Buyer Indemnified Party" is defined in Section 7.2.

                  "Cash Payment" as defined in Section 2.2.2.

                  "Certificate of Designations" means the Certificate of the Powers, Designations, Preferences and Rights of the Series B Convertible Preferred Stock of the Buyer filed with the Secretary of State of the State of Delaware on or before the Effective Date, in the form of Exhibit C attached hereto.

                  "Charter Documents" means an entity's certificate or articles of incorporation, certificate defining the rights and preferences of securities, articles of organization, general or limited partnership agreement, certificate of limited partnership, certificate of formation, operating agreement, joint venture agreement or similar document governing the entity.

                  "Closing" means the consummation of the Transactions.

                  "Code" means the Internal Revenue Code of 1986, as amended.

                  "Company" is defined above in the Background.

                  "Common Stock" is defined above in the Background.

                  "Confidential Information" is defined in Section 6.2.

                  "Contract" means any written or oral contract, agreement, lease, instrument or other commitment that is binding on any Person or its property under applicable Law.

                  "Copyrights" means any registered copyrights, copyright applications and unregistered copyrights.

                  "Court Order" means any judgment, decree, injunction, order or ruling of any federal, state, local or foreign court or governmental or regulatory body or authority that is binding on any Person or its property under applicable Law.

                  "Default" means (i) a breach, default or violation, (ii) the occurrence of an event that with or without the passage of time or the giving of notice, or both, would constitute a breach, default or violation or (iii) with respect to any Contract, the occurrence of an event that with or without the passage of time or the giving of notice, or both, would give rise to a right of termination, renegotiation or acceleration or a right to receive damages or a payment of penalties.

                  "Effective Date" is defined above in the preamble.

                  "Employee" is defined in Section 4.18.

                  "Employment Agreements" means the employment agreements, in the forms attached hereto as Exhibit B, between each of Dale and Bean and the Buyer dated as of the Effective Date and entered into in connection with this Agreement.

                  "Encumbrances" means any lien, mortgage, security interest, license right, pledge, restriction on transferability, defect of title or other claim, charge or encumbrance of any nature whatsoever on any property or property interest.

                  "Environmental Condition" is defined in Section 4.14.2.

                  "Environmental Law" means any Law (including, but not limited to the Clean Water Act, 33 U.S.C. ss.ss. 1251 et seq., the Toxic Substances Control Act, 15 U.S.C. ss.ss. 2601 et seq., the Clean Air Act, 42 U.S.C. ss.ss. 7401 et seq., the Safe Drinking Water Act, 42 U.S.C. ss.ss. 300f et seq., the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. ss.ss. 9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. ss.ss. 6901 et seq., the River and Harbor Act, 33 U.S.C. ss. 407, and the Occupational Safety and Health Act, 29 U.S.C. ss.ss. 651 et seq.), Court Order (whether or not by consent), any duties imposed by common law and any provision or condition of any Governmental Permit relating to (i) the protection of the environment or the public welfare from actual or potential exposure (or the effects of exposure) to any actual or potential release, discharge, disposal or emission (whether past or present) of any Hazardous Substance or (ii) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any Hazardous Substance.

                  "Environmental Losses" is defined in Section 7.6.1.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

                  "Escrow Agent" means First Union National Bank.

                  "Escrow Agreement" means the Escrow Agreement, attached hereto as Exhibit A, dated as of the Effective Date among Sellers and the Buyer and the Escrow Agent.

                  "Escrow Amount" is defined in Section 2.2.1.

                  "Financial Statements" is defined in Section 4.6.

                  "GAAP" means generally accepted accounting principles of the United States of America consistently applied.

                  "Governmental Permits" means all governmental permits, licenses, registrations, certificates of occupancy, orders, approvals and other governmental authorizations.

                  "Hazardous Substances" means any toxic or hazardous gaseous, liquid or solid material or waste that may or could pose a hazard to the environment or human health or safety including (i) any "hazardous substances" as defined by the federal Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. ss.ss. 9601 et seq., (ii) any "extremely hazardous substance," "hazardous chemical" or "toxic chemical" as those terms are defined by the federal Emergency Planning and Community Right-to-Know Act, 42 U.S.C. ss.ss. 11001 et seq., (iii) any "hazardous waste," as defined under the federal Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. ss.ss. 6901 et seq., (iv) any "pollutant," as defined under the federal Water Pollution Control Act, 33 U.S.C. ss.ss. 1251 et seq., as any of such laws in clauses (i) through (iv) may be amended from time to time, and (v) any regulated substance or waste under any Laws or Court Orders that currently exist or that may be enacted, promulgated or issued in the future by any federal, state or local governmental authorities concerning protection of the environment or the public welfare.

                  "Indemnified Party" means either a Seller Indemnified Party or a Buyer Indemnified Party, as the context so requires.

                  "Intellectual Property" means any and all Copyrights, Patents, Trademarks, technology rights and licenses, logos, trade names, Trade Secrets, franchises, know-how, inventions, methods, techniques and other intellectual property of the Company, including but without limitation any such property that is used, in whole or in part, directly or indirectly, in the conduct of the Business.

                  "Inventory" means the inventory included within the caption "Inventory" on the Balance Sheet, as updated for operations conducted in the ordinary course of business through the Effective Date, including but without limitation all processed antibodies and antisera.

                  "Knowledge" and words of similar import means, with respect to any Party, knowledge of a particular fact being known by any director, officer or individual having responsibility for a business or administrative function of such Party.

                  "Law" means any statute, law, ordinance, regulation, order or rule of any federal, state, local, foreign or other governmental agency or body or of any other type of regulatory body, including those covering environmental, energy, safety, health, transportation, bribery, record keeping, zoning, antidiscrimination, antitrust, wage and hour, and price and wage control matters.

                  "Liability" means any direct or indirect liability, indebtedness, obligation, expense, claim, loss, damage, deficiency, guaranty or endorsement of or by any Person, absolute or contingent, accrued or unaccrued, due or to become due, liquidated or unliquidated.

                  "Litigation" means any lawsuit, action, arbitration, administrative or other proceeding, criminal prosecution or governmental investigation or inquiry.

                  "Losses" means all losses, costs, claims, Liabilities, demands, fines, judgments, penalties, damages and expenses of any nature whatsoever, including interest which may be imposed in connection therewith and court costs and reasonable fees and disbursements of counsel and consultants of every kind, nature and description charged to or incurred by them in connection therewith.

                  "Material Adverse Effect" means a material adverse effect on the Business, including manufacturing capabilities, financial condition, results of operations, sales volumes, liquidity, costs of operations, Products, prospects, customers and customer relations thereof.

                  "Net Sales" means gross sales less returns, allowances, discounts or credits, commissions paid to independent third parties, and all other adjustments in accordance with GAAP.

                  "Note Holders" means those note holders listed on
Schedule 2.5.

                  "Ordinary course" or "ordinary course of business" means the ordinary course of business that is consistent with past practice.

                  "Party" means the Buyer and Harman, Dale and Bean, individually, as the context so requires, and the term "Parties" means the Buyer and Harman, Dale and Bean, collectively.

                  "Patents" means any patents, patent applications, reissue patents, patents of addition, divisions, renewals, continuations, continuations-in-part, substitutions, additions and extensions of any of the foregoing.

                  "Person" means any natural person, corporation, company, partnership, proprietorship, trust or estate, joint venture, association or other legal entity.

                  "Preferred Shares" is defined in Section 2.2.3.

                  "Preferred Stock" means the Series B Convertible Preferred Stock of the Buyer, par value $.01 per share, as specified in the Certificate of Designations.

                  "Prime Rate" means the prime lending rate as published from time to time in The Wall Street Journal.

                  "Products" means any of the products or product lines manufactured and/or marketed by the Company in the conduct of the Business as of the Effective Date.

                  "Purchase Price" is defined in Section 2.2.

                  "Real Property" means the real property owned or leased by the Company as described on Schedule 4.10.

                  "Required Consents" is defined in Section 4.5.

                  "Secretary's Certificate" is defined in Section 3.1.4.

                  "Sellers" is defined above in the preamble.

                  "Seller Indemnified Party" is defined in Section 7.4.

                  "Sellers' General Liabilities" is defined in Section 7.2.

                  "Software" means any computer software of any nature whatsoever, including all systems software, all applications software, whether for general business usage (e.g., accounting, finance, word processing, graphics, spreadsheet analysis, etc.) or specific, unique-to-the-Business usage (e.g., purchase or service order processing, etc.) and all computer operating, security or programming software, that is owned by or licensed to the Company or used, in whole or in part, directly or indirectly, or has been developed or designed for or is in the process of being developed or designed for use, in whole or in part, directly or indirectly, in the conduct of the Business, and any and all documentation and object and source codes related thereto.

                  "Taxes" means all taxes, duties, charges, fees, levies or other assessments imposed by any taxing authority, including, without limitation, income, gross receipts, value-added, excise, withholding, personal property, real estate, sale, use, ad valorem, license, lease, service, severance, stamp, transfer, payroll, employment, customs, duties, alternative, add-on minimum, estimated and franchise taxes, including any interest, penalties or additions attributable to or imposed on or with respect to any such assessment.

                  "Trademarks" means any registered trademarks, registered service marks, trademark and service mark applications and unregistered trademarks and service marks.

                  "Trade Secrets" means any trade secrets, methods, processes and procedures, engineering, production, assembly, design, installation, other technical drawings and specifications, working notes and memos, market studies, consultants' reports, know-how, proprietary information, research, product plans, products, services plans, services, customer lists, marketing, distribution and sales methods and systems, formulae, technical and laboratory data, competitive samples, engineering prototypes, and all similar property of any nature, tangible or intangible, used, in whole or in part, or related to, directly or indirectly, the Business.

                  "Transaction Documents" means, collectively, this Agreement, the Certificate of Designations, the Employment Agreements and the Escrow Agreement.

                  "Transactions" means the sale of the Common Stock and the other transactions contemplated by the Transaction Documents.

                  2.       Sale and Purchase of Stock.

                           2.1      Sale and Purchase.  On the terms and subject
to the conditions set forth herein, at the Closing, Sellers hereby agree to sell to the Buyer, and the Buyer hereby agrees to purchase from Sellers all of the Common Stock. The signing and delivery of this Agreement, and the Closing for the consummation of the Transactions, are occurring simultaneously on and as of the Effective Date.

                           2.2      Purchase Price. The Buyer shall purchase
all of the Common Stock for Nine Million Five Hundred Thousand Dollars ($9,500,000) (the "Purchase Price"), which shall be payable as follows:

                                    2.2.1  Four Hundred Thousand Dollars
($400,000) (the "Escrow Amount"), payable to the Escrow Agent. The Escrow Amount shall be paid and/or released to Buyer and/or Sellers, as the case may be, in accordance with the terms of the Escrow Agreement;

                                    2.2.2  Seven Million One Hundred Fifty-Three
Thousand Dollars ($7,153,000) (the "Cash Payment"), payable as set forth on
Schedule 2.2.2;

                                    2.2.3  One Million Nine Hundred Forty Seven
Thousand Dollars ($1,947,000) face value of shares of Preferred Stock (the "Preferred Shares"), consisting of 556,286 Preferred Shares, convertible to Buyer's common stock at $3.50 per share, issuable as set forth on Schedule
2.2.3. The rights, preferences and privileges of the Preferred Shares are set forth in the Certificate of Designations (attached hereto as Exhibit C). If and when the Preferred Shares are converted into common shares, the Sellers shall have onedemand registration right and unlimited piggyback registration rights, subject to customary terms and conditions for such stock registration rights.

                           2.3      Additional Purchase Price. On each of the
first three annual anniversaries following the Effective Date, the Buyer shall pay to Sellers, as additional purchase price for the Common Stock (the "Additional Purchase Price"), in accordance with each Sellers percentage ownership of the Common Stock as set forth on Schedule 1, an amount equal to one-half (1/2) of the Net Sales of the products listed on Schedule 2.3 for the preceding twelve (12) month period; provided, however, that the Buyer shall pay to Sellers an amount equal to three-quarters of the Net Sales of Troponin for each such period. Notwithstanding anything in the preceding sentence to the contrary, the aggregate amount of the Additional Purchase Price shall not exceed Three Million Dollars ($3,000,000), and the Buyer shall not be obligated to make any payments pursuant to this Section 2.3 in excess of that amount.

                           2.4      Escrow Account. Simultaneous with the
execution of this Agreement, the Buyer and Sellers shall enter into the Escrow Agreement with the Escrow Agent under which the Escrow Agent shall hold the Escrow Amount to secure the indemnification obligations of the Sellers hereunder.

                           2.5      Debt. The Company is obligated on the
Promissory Notes described on Schedule 2.5, as follows:

                                    2.5.1  The note identified as No. 2 on
Schedule 2.5 is a real estate trust deed debt of $105,178, payable to Mr. Joseph Swycaffer, secured by a 37-acre parcel of real property located at 26714 Old Julian Highway, Ramona, California (the "Trust Deed Debt").

                                    2.5.2  The note identified as No. 1 on
Schedule 2.5 is for $539,513, and is payable to Grossmont Bank (the "Bank
Debt").

                                    2.5.3  The Purchase Price for the Common
Stock has been calculated based upon the Buyer acquiring the Common Stock while the Bank Debt and the Trust Deed Debt are outstanding.

                                    2.5.4  At the Closing or promptly after the
Closing, the Buyer will cause the Company to pay off the Bank Debt.

                                    2.5.5  Because the Trust Deed Debt does not
permit a prepayment, and because the holder of the Trust Deed Debt is not willing to accept a prepayment due to the holder's installment sale tax treatment and the 10% per annum interest specified in the Trust Deed Debt, the Buyer will not be able to prepay the Trust Deed Debt. Rather, the Company will be obligated to continue to make the monthly installment payments of approximately $2,294.29 payable on the Trust Deed Debt through January 1, 2004, and the Trust Deed Debt will continue to be secured by a first priority on the 37 acres located on the Old Julian Highway.

                           2.6      Tax Loans. At such time as the Borrower is
obligated to pay such taxes, Buyer shall loan to each of Dale and Bean (each, a "Borrower") an amount equal to the actual federal and state income tax that the Borrower is obligated to pay that he otherwise would not have had to pay if he had not received the Preferred Shares, taking into account all other items of income and deductions of the Borrower, and calculated as if the impact of the Preferred Shares is accounted for last, provided, however, that in no event will the tax liability as calculated without the Preferred Shares take into account any tax losses that would have been created if the Preferred Shares had not actually been received. As a condition to the receipt of such loan, a Borrower shall make available to Buyer a copy of his completed form 1040 (and applicable state equivalent) for 1999 no later than March 15, 2000 (or equivalent documentation if the Borrower is required to pay estimated taxes no later than twenty (20) days prior to the date such estimated taxes are required to be paid), and a calculation of the increase in tax liability due to the receipt of the Preferred Shares. Such loans shall bear interest at a rate of 6% per year, and the Preferred Shares shall be pledged as collateral for such loan. Each Borrower shall be required to pay the accrued interest annually. Each Borrower shall be required to repay a portion of the outstanding principal amount at such time as the Borrower sells any of his Preferred Shares (or any of the shares of common stock received by such Borrower upon the conversion of any of the Preferred Shares), with all of the proceeds of such sales, less any amount needed to pay tax on such sale, being used to repay the Borrower's loan, until such loan is repaid in full.

                           2.7      Stock Options. Prior to the Closing, all of
the previously outstanding stock options, stock option agreements or other agreements related to the purchase of the Company's securities shall have been canceled, with no adjustment to the Purchase Price.

                  3. Closing. The Closing of the Transactions is occurring simultaneously with the signing of this Agreement, on and as of the Effective Date, by means of the Buyer and the Sellers making the deliveries as specified below. The Buyer's legal counsel, Pepper Hamilton LLP, Berwyn, Pennsylvania office, is serving as the office to receive the Parties' deliveries and to coordinate the Closing. All of the required deliveries shall be deemed to have been delivered simultaneously as of the Effective Date for the Closing.

                           3.1      Buyer's Deliveries. At the Closing, the
Buyer shall deliver:

                                    3.1.1 to the Escrow Agent, the Escrow Amount
to be held in accordance with the Escrow Agreement;

                                    3.1.2 to Sellers, the Cash Payment by wire
transfer of immediately available funds to the accounts designated by Sellers or by cashier's check (in the specific amounts set forth on Schedule 2.2.2);

                                    3.1.3  to Dale and Bean, the Preferred
Shares (in the specific amounts set forth in Schedule 2.2.3);

                                    3.1.4  a certificate dated as of the
Effective Date, of the Buyer's Secretary or Assistant Secretary (the "Secretary's Certificate") to the effect that: (i) attached to the Secretary's Certificate is a true and complete copy of the (x) the Buyer's Certificate of Incorporation, as amended, and in effect as of the Effective Date, (y) the Buyer's bylaws, as amended and in effect on the Effective Date, and (z) the Certificate of Designations; (ii) attached to the Secretary's Certificate is a true and complete copy of resolutions adopted by the Buyer's Board of Directors authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, adopting the Certificate of Designations, and authorizing the issuance and delivery of the Preferred Shares; and (iii) the signatures of the incumbent officers of the Buyer, as identified on the Secretary's Certificate, are the genuine signatures of such officers.

                                    3.1.5  the Employment Agreements, duly
executed by the Buyer;

                                    3.1.6  the Escrow Agreement, duly executed
by the Buyer; and

                                    3.1.7 a legal opinion of Pepper Hamilton
LLP, counsel for the Buyer.

                           3.2      Sellers'  Deliveries. At the Closing,
Sellers shall deliver to the Buyer:

                                    3.2.1  the certificates evidencing the
Common Stock, duly endorsed for transfer to the Buyer and accompanied by appropriate stock powers or assignments duly executed in favor of the Buyer;

                                    3.2.2  the Employment Agreements, duly
executed by the appropriate Seller;

                                    3.2.3  the Escrow Agreement, duly executed
by Sellers;

                                    3.2.4  true and complete copies of the
Company's Charter Documents and bylaws, as in full force and effect at the time of the Effective Date;

                                    3.2.5  a certificate issued by the Secretary
of State of the State of California as of a recent date before the Effective Date showing the Company to be validly existing and in good standing and a statement from the California Franchise Tax Board indicating that all franchise taxes required to be paid and all reports required to be filed have been duly paid and filed;

                                    3.2.6  any Required Consents and other
third-party and governmental consents, approvals or authorizations necessary for the conveyance of the Common Stock or the valid consummation of the Transactions, together with a waiver of all shareholders of the Company to any rights of first refusal to purchase the Company's securities;

                                    3.2.7 a legal opinion of Gray Cary Ware &
Freidenrich, LLP, counsel for the Sellers; and

                                    3.2.8  a letter from Nation Smith Hermes and
Diamond stating that they are not aware, after reasonable investigation, of any facts causing them to believe that the Company's representation in Section
4.16.2 is not accurate and true up to the Closing.

                  4. Representations and Warranties of the Sellers. Except as otherwise disclosed (i) in the Schedules delivered herewith or (ii) in the due diligence materials delivered by the Company and/or the Sellers to the Buyer (that are being delivered by the Buyer to Pepper Hamilton LLP in connection with the Closing), the Sellers hereby severally (and not jointly) represent and warrant to the Buyer as follows:

                           4.1      Corporate Status. The Company is a
corporation duly organized, validly existing and in good standing under the laws of California. The Company is not qualified to do business as a foreign corporation in any other jurisdiction, and the Company is not required to be so qualified except where the failure so to qualify would not have a Material Adverse Effect. The Charter Documents and bylaws of the Company that have been delivered to the Buyer as of the date hereof are effective under applicable Laws and are current, correct and complete.

                           4.2      Capitalization; No Subsidiaries; No Other
Securities.

                                    4.2.1 Capitalization. The authorized capital
stock of the Company consists of Five Million (5,000,000) shares of a single class of Common Stock, no par value, of which One Million Sixty Seven Thousand Three Hundred Seventy One (1,067,371) shares are issued and outstanding, as set forth on Schedule 1. The Company does not have any other authorized class or classes of securities of any kind, whether debt or equity. All of the shares of Common Stock are validly issued, fully paid and non-assessable and have not been issued in violation of applicable securities laws or of any preemptive or stockholder rights or other rights to subscribe for, purchase or otherwise acquire securities. The Company does not hold any shares of its capital stock in its treasury or otherwise, and no shares of the Company's capital stock are reserved by the Company for issuance, other than pursuant to the Company's stock option plan. All of the Company's previously granted stock options are canceled effective as of the Effective Date.

                                    4.2.2  Subsidiaries. The Company does not
own or control, directly or indirectly, any debt, equity or other financial or ownership interest in any other person or entity.

                                    4.2.3  No Other Securities. Except as set
forth on Schedule 1, there are (i) no outstanding subscriptions, warrants, options, rights, agreements, convertible securities or other commitments or instruments pursuant to which the Company is or may become obligated to issue, sell, repurchase or redeem any shares of capital stock or other securities, whether debt or equity, of the Company and (ii) no preemptive, contractual or similar rights to purchase or otherwise acquire shares of capital stock of the Company pursuant to any requirement of law applicable to the Company, or any Contract or agreement, whether written or oral, to which the Company is a party or may otherwise be bound or subject.

                           4.3      Matters Affecting Shares; Title to Common
Stock. The Sellers have full legal and beneficial title to all of the issued and outstanding shares of Common Stock and have full power, right and authority to sell and deliver such shares of Common Stock in accordance with this Agreement, free of any Encumbrances. There are no existing Contracts, agreements, subscriptions, options, warrants, calls, commitments, conversion rights or other rights of any character to purchase or otherwise acquire from any Seller at any time, or upon the happening of any event, any of the shares of Common Stock, other than as described on Schedule 4.3.

                           4.4      Enforceability. The Company has the
requisite power and authority to own its property and to carry on the Business as now being conducted. Each Seller has the capacity to enter into the Transactions. Each Transaction Document executed and delivered by the Sellers has been duly executed and delivered by such Seller and constitutes a valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms.

                           4.5      Consents and Approvals. Except for any
consents or approvals specified in Schedule 4.5 (the "Required Consents") neither the execution and delivery by each Seller of the Transaction Documents to which it is a party, nor the performance of the Transactions performed or to be performed by the Sellers (i) require any filing, consent or approval, conflict with, constitute a Default or cause any payment obligation to arise under (a) any Law or Court Order to which the Company, Seller or any of the Common Stock is subject, (b) the Charter Documents or bylaws of the Company, or (c) any Contract, Governmental Permit or other document to which the Company or the Sellers is a party or by which any of the Common Stock is bound, or (ii) result in the creation or imposition of any Encumbrance upon the Common Stock or the Company.

                           4.6      Financial Statements. Sellers have
delivered to the Buyer correct and complete copies of (i) unaudited financial statements of the Company consisting of a balance sheet as of December 31, 1995, 1996, 1997 and 1998 and the related statements of income and cash flows for the years then ended. All such financial statements are referred to herein collectively as the "Financial Statements." A correct and complete copy of the December 31, 1998 financial statement specified in this Section 4.6 is attached hereto as Schedule 4.6. The Financial Statements are consistent in all material respects with the Books and Records, and there have not been or will not be any material transactions that have not been or will not be recorded in the accounting records underlying such Financial Statements. While the Financial Statements are unaudited, they have been prepared in accordance with GAAP in all material respects, except for the omission of some related notes. The Financial Statements present fairly the financial position and assets and Liabilities of the Company as of the dates thereof, and the results of operations and cash flows for the periods then ended in accordance with GAAP. The balance sheet of the Company as of December 31, 1998 that is included in the Financial Statements is referred to herein as the "Balance Sheet," and the date thereof is referred to as the "Balance Sheet Date."

                           4.7      Accounts Receivable. Except as set forth in
Schedule 4.7, the Accounts Receivable as set forth on the Balance Sheet or arising since the date thereof (i) are valid and genuine; (ii) have arisen only in the ordinary course of business out of performance of services or bona fide sales and deliveries of goods; (iii) are not subject to valid defenses, set-offs or counterclaims; and (iv) are collectible in full at the recorded amounts thereof (without resort to litigation or assignment to a collection agency), less the allowance for doubtful accounts, within the ordinary course of business. The allowance for doubtful accounts reflected on the Balance Sheet has been determined in accordance with GAAP.

                           4.8      Inventory. The Inventory as set forth on
the Balance Sheet or acquired since the date thereof was acquired and has been maintained in accordance with the regular business practices of the Company, is of good, usable and merchantable quality. All of the Inventory is valued in accordance with GAAP, is not subject to any write-down or write-off and, with respect to Inventory intended for sale, is saleable as current inventory at current prices thereof in the ordinary course of business. Schedule 4.8 lists all items of the Inventory as of the dates specified therein.

                           4.9      Absence of Certain Changes or Events. Except
as set forth in Schedule 4.9, since the Balance Sheet Date, the Company has conducted the Business in the ordinary course, and the Company, as the case may be, has not:

                                    4.9.1  Amended in any material respect or
terminated any Contract to which the Company is a party or for the benefit of the Company;

                                    4.9.2  Closed any office or facility or made
plans to close any office or facility used, in whole or in part, by the Company as of the Balance Sheet Date;

                                    4.9.3  Suffered the occurrence of any events
that, individually or in the aggregate, have had, or could reasonably be expected to have, a Material Adverse Effect;

                                    4.9.4  Incurred any damage or destruction
having a Material Adverse Effect by fire, storm, or similar casualty, whether or not covered by insurance;

                                    4.9.5  Declared or made any distribution or
payment in respect of the Company's capital stock by way of dividend, purchase or redemption of shares or otherwise, other than to cover reasonably estimated income tax obligations of the Company's shareholders incurred with respect to the taxable income of the Company;

                                    4.9.6  Sold, transferred, replaced or leased
any material assets or sold any Inventory at a discount, except for transactions in the ordinary course of the business;

                                    4.9.7  Waived or released any material
rights with respect to the Business;

                                    4.9.8  Transferred or granted any rights to
any Intellectual Property;

                                    4.9.9  Entered into any transaction or made
any commitments (for capital expenditures or otherwise) other than in the ordinary course of the business;

                                    4.9.10  Changed its methods of accounting;

                                    4.9.11  Made any payments to any Seller,

except as set forth on Schedule 4.9.11, or to any Affiliate of a Seller, other than in the ordinary course of business;

                                    4.9.12  Increased or made any commitments to
increase the compensation of Employees or other service providers, except following normal review procedures or as reasonably deemed necessary in the ordinary course of the business and as disclosed in writing to the Buyer prior to the Effective Date; or

                                    4.9.13  Materially altered the conduct of
its relations with customers or suppliers.

                           4.10     Real Property.

                                    4.10.1  The Real Property is the only real
property owned or leased by the Company. The Company owns good, marketable and indefeasible title in fee simple absolute to the owned Real Property, insurable as such by any reputable title insurance company licensed to do business in California at regular standard rates, free and clear of all Encumbrances, including, without limitation, all encroachments, boundary disputes, covenants, restrictions, easements, rights of way, mortgages, security interests, leases, encumbrances and title objections, other than as specified on Schedule 4.10.

                                    4.10.2  The improvements located on the Real
Property are in good condition and are structurally sound, and all mechanical and other systems located therein are in good operating condition, reasonable wear and tear excepted, and no condition exists requiring material repairs, alterations or corrections, other than as specified on Schedule 4.10. Schedule
4.10 describes any other real estate previously owned, leased or otherwise operated by the Company or any predecessor thereof and the time periods of any such ownership, lease or operation.

                                    4.10.3  All of the Real Property is usable
in the ordinary course of business and conforms in all material respects with any applicable Laws relating to its construction, ownership, use, occupancy and operation and the Company has obtained all Governmental Permits required thereunder. The Real Property complies with applicable zoning Laws, other than as specified on Schedule 4.10. Neither the Company nor any Seller has received any notice, oral or written, of any violation of Law with respect to the Real Property or any notice, oral or written, or has any reason to believe, that any governmental or regulatory body or authority having jurisdiction over the Real Property intends to exercise the power of eminent domain, condemnation, annexation or moratorium or similar power with respect to all or any part of the Real Property. To the Knowledge of any Seller, the Real Property has been assessed and real estate Taxes have been paid on the basis of the value of all improvements as completed, and to the Knowledge of any Seller, there are no proposed reassessments of any of the Real Property by any taxes authority and there are no threatened or pending special assessments or other actions or proceedings that could reasonably be expected to give rise to an increase in real property taxes or assessments against any of the Real Property. No Seller has received notice, oral or written, of and, to the Knowledge of any Seller, there does not exist any violation or Default of a condition or agreement contained in any easement, restrictive covenant or any similar instrument or agreement affecting the Real Property or any portion thereof.

                           4.11     Intellectual Property, Software and
Confidential Information.

                                    4.11.1  Schedule 4.11 sets forth a correct
and complete list and description of all Intellectual Property and all Software owned by or licensed to the Company and indicates whether such Intellectual Property and Software is owned or licensed by the Company.

                                    4.11.2  Except as disclosed in Schedule
4.11: (a) to the Knowledge of any Seller, the Company owns or possesses adequate licenses or other valid rights to use (without the making of any payment to others or the obligation to grant rights to others in exchange) all of the Intellectual Property and Software; (b)the Company is not in Default under any Contract with respect to any of the Intellectual Property or Software; (c) the validity of the Intellectual Property and the rights of the Company therein and to the Software have not been questioned in any Litigation to which the Company is a party or in any other written notice to the Company or any Seller, nor, to the Knowledge of any Seller, is any such Litigation threatened; and (e) to the Knowledge of any Seller, the conduct of the Business does not materially conflict with patent rights, licenses, trademark rights, trade name rights, copyrights or other intellectual property rights of others.

                                    4.11.3  Except as disclosed in Schedule
4.11, none of the Sellers has Knowledge that any material unauthorized use of any Intellectual Property or Software owned or used by or licensed to the Company has heretofore been, or is now being, made by any Person other than the Company. The Sellers have no Knowledge of any infringement of any Intellectual Property or Software owned or licensed by the Company or used in the Business. No present or former director, officer, employee or consultant of the Company or any Affiliate of the Company or any Seller has any interest, direct or indirect, in any of the Intellectual Property or Software.

                                    4.11.4  To the Knowledge of any Seller,
(a) none of the Company's Confidential Information has been used, divulged or appropriated for the benefit of any Person other than the Sellers or otherwise to the detriment of the Company and (b) no employee or consultant of the Company is, or is currently expected to be, in Default under any term of any employment Contract, agreement or arrangement relating to the Intellectual Property, or any confidentiality agreement or any other Contract or any restrictive covenant relating to the Intellectual Property, or the development or exploitation thereof.

                           4.12     Contracts. Except as listed and described
in Schedule 4.12, the Company is not a party to any written or oral:

                                    4.12.1  Contracts with any present or former
shareholder, director, officer, employee, partner or consultant of the Company, or any Seller or Affiliate thereof;

                                    4.12.2  Contracts for the future purchase
of, or payment for, supplies, inventory or products, or for the lease of any asset from or the performance of services by a third party, in excess of $10,000 in any individual case, or any Contracts to perform services or to sell Inventory or Products that involve any amount in excess of $25,000 in any individual case;

                                    4.12.3  Contracts continuing over a period
of more than six months from the date hereof and that involve an amount in excess of $25,000 in any individual case;

                                    4.12.4  Representative, sales agency, dealer
or distributor Contracts;

                                    4.12.5  Leases under which the Company is
either lessor or lessee;

                                    4.12.6  Contracts made by or on behalf of
the Company, or by which the Company is bound, with respect to the limitation, operation, management, maintenance, utility and construction of the Real Property;

                                    4.12.7  Any notes, debentures, bonds,
conditional sale agreements, equipment trust agreements, letter of credit agreements, reimbursement agreements, loan agreements or other Contracts for the borrowing or lending of money (including loans to or from officers, directors, partners or shareholders of the Company, or any Seller or any Affiliates of a Seller or any members of their immediate families), agreements or arrangements for a line of credit or for a guarantee of, or other undertaking in connection with, the indebtedness of any other Person, including indebtedness of the Sellers;

                                    4.12.8  Contracts limiting or restraining
the Company or any Seller or any Affiliate thereof from engaging or competing in any lines of business with any Person;

                                    4.12.9  Contracts under which any
Encumbrances exist with respect to any assets of the Company;

                                    4.12.10  Contracts, licenses or
distributorship that relate in whole or in part to any Intellectual Property or Software; or

                                    4.12.11  Any other material Contracts not
made in the ordinary course of business.

                  Except as disclosed in Schedule 4.12, (i) each of the Contracts of the Company is valid and enforceable in accordance with its terms, the parties thereto are in compliance with the provisions thereof, no party is in Default in the performance, observance or fulfillment of any material obligation, covenant or condition contained therein, and no event has occurred that would constitute a Default thereunder; (ii) no such Contract, in the reasonable opinion of any Seller, contains any contractual requirement with which there is a reasonable likelihood the Company or any other party thereto will be unable to comply; and (iii) except as set forth in Schedule 4.5, no consent or approval of any party to any Contract of the Company is required for the execution and delivery of the Transaction Documents by any Seller or the consummation of the Transactions.

                           4.13     Governmental Permits. The Company has all
Governmental Permits of federal, state or local government or regulatory bodies that are required to operate the Business (including, without limitation, those required under any Environmental Law) and the Company is in compliance with the terms and conditions of the Governmental Permits, except where the failure so to comply would not, individually or in the aggregate, have a Material Adverse Effect. Schedule 4.13 sets forth a correct and complete list of all Governmental Permits along with their expiration dates, each one of which is currently valid and in full force. The Company has filed such timely and complete renewal applications as may be required with respect to its Governmental Permits. To the Knowledge of any Seller, no suspension, revocation, cancellation or withdrawal of any of the Governmental Permits is threatened and no cause exists for such suspension, revocation, cancellation or withdrawal. Any Governmental Permits that cannot be transferred in connection with the Transactions are identified in Schedule 4.13.

                           4.14     Legal Proceedings and Compliance with Laws;
Environmental Matters.

                                    4.14.1  Except as set forth in Schedule
4.14, there is no Litigation that is pending or, to the Knowledge of any Seller, threatened against the Company, or relating to the Transactions, nor does any Seller know or have reasonable grounds to know of any basis for any such Litigation. There has been no Default under any Laws applicable to the conduct or operation of the Business or the ownership or use of the assets of the Company, including Environmental Laws, except for any Defaults that would not, individually or in the aggregate, have a Material Adverse Effect, and neither the Company nor any Seller has received any notices from any governmental entity regarding any alleged Defaults under any Laws. Except as set forth in Schedule 4.14, neither the Company nor any Seller has received any notice relating to the Business or the Real Property alleging any violation of any Environmental Law or any written request for information from any governmental agency or other Person pursuant to any Environmental Law. Except as set forth in Schedule 4.14, neither the Company nor any Seller is a party to, and the Business and the assets of the Company are not subject to the provisions of, any Court Order, nor is there any Court Order that might affect the Transactions. There has been no Default with respect to any Court Order applicable to the Business.

                                    4.14.2  Without limiting the generality of
Section 4.14.1, there has not been any Environmental Condition (a) at any property or premises at which the Business has been conducted, (b) at any property owned, leased or operated at any time by the Company, any Person controlled by the Company or any predecessor of any of them, or (c) at any property at which Hazardous Substances have been deposited or disposed by or at the behest or direction of any of the foregoing, nor has the Company or any of the Sellers received written notice of any such Environmental Condition. "Environmental Condition" means any condition or circumstance, including the presence of Hazardous Substances, whether created by the Company or any other Person, at or relating to any such property or premises that (i) requires abatement or correction under an Environmental Law, (ii) gives rise to any civil or criminal liability on the part of the Company under an Environmental Law, or
(iii) has created a public or private nuisance. To the Knowledge of any Seller, the Real Property does not contain any: (A) underground storage tanks, (B) underground injection wells; (C) septic tanks in which process wastewater or any Hazardous Substances have been disposed; (D) asbestos; (E) equipment using polychlorinated biphenyls; or (F) drums buried in the ground.

                                    4.14.3  Schedule 4.14 identifies all
environmental reports, studies, assessments, analyses or any other related documents in the possession or custody or under the control of the Company or any Seller relating to any Environmental Condition, the Company, the Business or the Real Property, true and complete copies of which have been delivered to the Buyer.

                           4.15     Absence of Undisclosed Liabilities. Except
as set forth in Schedule 4.15, the Company has no Liabilities except (i) Liabilities set forth on the Balance Sheet and not heretofore paid or discharged, (ii) Liabilities incurred in the ordinary course of business since the Balance Sheet Date that, individually or in the aggregate, are not material to the Business., and (iii) Liabilities to perform in the future the obligations referenced on the Schedules delivered to Buyer.

                           4.16     Taxes.

                                    4.16.1  The Company has duly filed all
returns for Taxes that are required to be filed on or prior to the Closing Date, all such Tax returns are correct and complete in all respects and the Company has paid all Taxes due for all periods ending before, on or including the Closing Date, or if not paid, have been adequately reserved for on the books of the Company. All Taxes that the Company has been required by Law to withhold or to collect (including Taxes imposed on a person other than the Company) have been duly withheld and collected and have been paid over to the proper governmental authorities or are properly held by the Company for such payment. There are no proceedings or other actions, nor is there any basis for any proceedings or other actions, for the assessment and collection of additional Taxes of any kind with respect to the Company or the Business for any period ending before, on or including the Closing Date with respect to income earned or property owned on or before the Closing Date.

                                    4.16.2  The Company and its shareholders
made a valid election to be treated as an S corporation, as defined in Section 1361 of the Code (an "S Corporation), for federal income tax purposes (and made a similar election for California), from the date of its incorporation (the "Selection") and such election (and California election) have been valid and in effect uninterrupted from that date. There are no basis for an election by any taxing authority to claim that the S election has been revoked or terminated, other than the termination that will occur by virtue of the holding of the company stock by Buyer.

                           4.17     Books and Records. All material books of
account and other financial records of the Company (the "Books and Records") are complete and correct in all material respects and have been made available to the Buyer. All of the Books and Records have been prepared and maintained in accordance with good business practices.

                           4.18     Employees and Employee Relations;
Independent Contractors. Schedule 4.18 sets forth a current, correct and complete list of all individuals employed by the Company (each, an "Employee"), their date of hire, their present position, rate of compensation (including cash and non-cash compensation) and accrued vacation (such Schedule being subject to change between the date hereof and the Closing as a result of changes in the ordinary course of business). The Company is not a party to any collective bargaining agreement or currently negotiating any collective bargaining agreement. Except as described in Schedule 4.18, there is no labor strike, slowdown or stoppage pending or, to the Knowledge of any Seller, threatened against or affecting the Company, there are no discrimination complaints nor any other kind of employment or labor related disputes or unfair labor practice charges or complaints against the Company or Seller in connection with the Business pending before or, to the Knowledge of any Seller, threatened before any federal, state or local court or agency, and, to the Knowledge of any Seller, no dispute respecting minimum wage or overtime claims or other conditions or terms of employment in connection with the Business exists. The Company (including, without limitation, any entity described in Section 4.18.1) has no Liabilities with respect to any independent contractors who perform or have performed services for the Company under any Benefit Plans or other benefit arrangement of any kind whatsoever or under any Laws applicable to the Company, including any Liabilities under any labor, employment or tax Laws or imposed by common law.

                           4.19     Employee Benefit Plans.

                                    4.19.1  Schedule 4.19 contains a current,
correct and complete list of each Benefit Plan maintained by or under which the Company has any Liability, whether actual or contingent, to Employees or their respective beneficiaries, former employees of the Company or their respective beneficiaries, or otherwise in connection with the Business. For purposes of this Section 4.19 and the definition of "Benefit Plan" as used in this Agreement, the term "Company" shall include any corporation that is a member of any controlled group of corporations (as defined in Section 414(b) of the Code) that includes the Company, any trade or business (whether or not incorporated) that is under common control (as defined in Section 414(c) of the Code) with the Company, any organization (whether or not incorporated) that is a member of an affiliated service group (as defined in Section 414(m) of the Code) that includes the Company and any other entity required to be aggregated with the Company pursuant to the regulations issued under Section 414(o) of the Code.

                                    4.19.2  All such Benefit Plans conform (and
at all times have conformed) in all material respects to, and are being administered and operated (and have at all time been administered and operated) in material compliance with, the requirements of ERISA, the Code and all other applicable Laws. All returns, reports and disclosure statements required to be made under ERISA and the Code with respect to all such Benefit Plans have been timely filed or delivered. There have not been any "prohibited transactions," as such term is defined in Section 4975 of the Code or Section 406 of ERISA, involving any of the Benefit Plans, that could subject the Company to any material penalty or tax imposed under the Code or ERISA.

                                    4.19.3  Except as set forth in Schedule
4.19, any such Benefit Plan that is intended to be qualified under Section 401(a) of the Code and exempt from tax under Section 501(a) of the Code has been determined by the Internal Revenue Service to be so qualified or an application for such determination is pending. Any such determination that has been obtained remains in effect and has not been revoked, and with respect to any application that is pending, the Sellers have no reason to suspect that such application for determination will be denied. Nothing has occurred since the date of any such determination that is reasonably likely to affect adversely such qualification or exemption, or result in the imposition of excise taxes or income taxes on unrelated business income under the Code or ERISA with respect to any such Benefit Plan.

                                    4.19.4  The Company does not sponsor or
\contribute to, and has not in the past sponsored or contributed to, and has no Liability with respect to, any defined benefit plan subject to Title IV of ERISA or any multiemployer plan (as defined in Section 3(37) of ERISA), nor does the Company have a current or contingent obligation to contribute to any multiemployer plan (as defined in Section 3(37) of ERISA). The Company does not have any Liability with respect to any employee benefit plan or arrangement other than with respect to Benefit Plans listed in Schedule 4.19.

                                    4.19.5  There are no pending or, to the
Knowledge of any Seller, threatened claims by or on behalf of any such Benefit Plans, or by or on behalf of any individual participants or beneficiaries of any such Benefit Plans, alleging any breach of fiduciary duty on the part of the Company or any of its officers, directors or employees under ERISA or any other applicable regulations, or claiming benefit payments (other than those made in the ordinary operation of such plans), nor is there, to the Knowledge of any Seller, any basis for such claim. Such Benefit Plans are not the subject of any pending (or to the Knowledge of any Seller, any threatened) investigation or audit by the Internal Revenue Service, the Department of Labor or the Pension Benefit Guaranty Corporation ("PBGC").

                                    4.19.6  The Company has timely made all
required contributions under such Benefit Plans including the payment of any insurance premiums. There have been no accumulated funding deficiencies (as defined in Section 412 of the Code or Section 302 of ERISA) with respect to any Benefit Plan and no request for a waiver from the Internal Revenue Service with respect to any minimum funding requirement under Section 412 of the Code. The Company has not incurred any Liability for any Tax, excise Tax, penalty or fee with respect to any Benefit Plan, and no event has occurred and no circumstance exists or has existed that could give rise to any such Liability. The execution of and performance of the Transactions contemplated by this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) result in any payment, acceleration, vesting or increase in benefits with respect to any Employee or former employee of the Company that would be an "excess parachute payment" under Section 280G of the Code.

                                    4.19.7  With respect to any such Benefit
Plan that is an employee welfare benefit plan (within the meaning of Section 3(1) of ERISA) (a "Welfare Plan"), (a) each Welfare Plan for which contributions are claimed by the Company as deductions under any provision of the Code is in material compliance with all applicable requirements pertaining to such deduction, (b) with respect to any welfare benefit fund (within the meaning of Section 419 of the Code) related to a Welfare Plan, there is no disqualified benefit (within the meaning of Section 4976(b) of the Code) that would result in the imposition of a tax under Section 4976(a) of the Code, and (c) any Benefit Plan that is a group health plan (within the meaning of Section 4980B(g)(2) of the Code) complies and has been administered in material respects in accordance with all of the applicable requirements of Section 4980B of the Code, ERISA, Title XXII of the Public Health Service Act, the Social Security Act and other applicable Laws.

                                    4.19.8  The Company has not taken any action
that may result in the Buyer being a party to, or bound by, any such Benefit Plan following the consummation of the Transactions, other than as specified on
Schedule 4.19. No Benefit Plan has provided or provides for the payment of health, life or other welfare coverage or retirement or severance benefits by the Buyer (as distinguished from the Company). Except as set forth on Schedule 4.19, the Company has no severance policy.

                           4.20     Finder's Fee. No Person retained by the
Company or any Seller is or will be entitled to any commission or finder's or similar fee in connection with the Transactions.

                           4.21     Interest in Business. The Sellers have not
granted, and there is not outstanding, any option, right, agreement or other obligation pursuant to which any Person could claim a right to acquire in any way all or any part of, or interest in, the Company or the Business.

                           4.22     Condition of Assets. To the knowledge of any
Seller and except as specified in Schedule 4.22, all animals owned by the Company are in good health and all such animals and other assets of the Company are fit for the purpose for which they are intended in connection with the Business. All Real Property owned and tangible personal property (other than Inventory) are suitable for the purposes for which they are used, are in good operating condition and repair, reasonable wear and tear excepted, are usable in the ordinary course of business, are free from any known defects, except such minor defects that would not have a Material Adverse Effect, individually or in the aggregate, and conform in all material respects to all applicable Laws relating to their construction, use and operation. To the knowledge of any Seller, all of the Company's Software, together with all necessary know-how and processes used in connection therewith, functions as intended.

                           4.23     Affiliate Transactions. Schedule 4.23 sets
forth a summary of all purchases or sales of goods or services from or to the Company by any Seller or any Affiliate thereof for the two years ended December 31, 1998 and by the Company or any such Seller or Affiliate thereof since December 31, 1998. Except as set forth in Schedule 4.23, no Seller or Affiliate of a Seller purchases or provides services or products from or to the Company.

                           4.24     Insurance. Schedule 4.24 lists all policies
or binders of insurance held by or on behalf of the Company specifying with respect to each policy the insurer, the amount of the coverage, the type of insurance, the risks insured, the expiration date, the policy number and any pending claims thereunder, including all insurance policies known by the Company or any Seller to have been maintained by any other Person that may provide any coverage with respect to any Environmental Losses. To the Knowledge of the Company or any Seller, there is no Default with respect to any such policy or binder, nor has there been any failure to give any notice or present any claim under any such policy or binder in a timely fashion or in the manner or detail required by the policy or binder, except for any of the foregoing that would not, individually or in the aggregate, have a Material Adverse Effect. There is no notice of non-renewal or cancellation with respect to, or disallowance of any claim under, any such policy or binder that has been received by the Company or any Seller, except for any of the foregoing that would not, individually or in the aggregate, have a Material Adverse Effect.

                           4.25     Previous Sales; Warranties. All Products
previously sold or distributed by the Company were of merchantable quality, and the Company has not breached any express or implied warranties in connection with the sale or distribution of such Products or in connection with the performance of any services, except for breaches that would not, individually or in the aggregate, have a Material Adverse Effect. The Sellers have provided the Buyer with true and correct copies of all warranties (i) made by all Persons from whom the Company has obtained any goods that have been resold or distributed by the Company, including any goods that constituted parts included in Products sold or distributed by the Company, and (ii) made by the Company with respect to any Products that have been sold or distributed by or services performed by the Company.

                           4.26     Customers and Suppliers. The Company and the
Sellers have used their reasonable business efforts to maintain and currently maintain, good working relationships with all of the Company's customers.
Schedule 4.26 contains a list of the names of each of the ten customers that, in the aggregate, for the two years ended December 31, 1997 and 1998, were the largest dollar volume customers of services or Products, or both, sold by the Company. Except as specified in Schedule 4.26, none of such customers has given the Company or the Sellers notice terminating, canceling or threatening to terminate or cancel any Contract or relationship with the Company. Schedule 4.26 also contains a list of the names of each of the ten suppliers that, in the aggregate, for the two years ended December 31, 1997 and 1998, were the largest dollar volume suppliers of services or products, or both, purchased by the Company. Except as specified in Schedule 4.26, none of such suppliers has given the Company or the Sellers notice terminating, canceling or threatening to terminate or cancel any Contract or relationship with the Company. No Seller is aware that any major customer or supplier intends to cease doing business with the Company or, after the Closing, with the Company or the Buyer, or to alter materially the amount of business done with the Company or the Buyer due to the consummation of the Transactions or any other reason. To the Knowledge of any Seller, the Customer Records are accurate in all material respects.

                           4.27     Completeness and Accuracy of Information.
All information set forth on any Schedule referenced herein is true, correct and complete. No representation or warranty by any of the Sellers in any Transaction Document, and no information contained therein or otherwise delivered by or on behalf of the Company or the Sellers to the Buyer in writing in connection with the Transactions, including the Financial Statements, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained herein or therein not misleading. All Contracts, permits and other documents and instruments furnished or made available to the Buyer by the Company or any of the Sellers, when so furnished or made available are or will be true, complete and accurate originals or copies of originals and include all amendments, supplements, waivers and modifications thereto. There is no fact or development (excluding general economic factors affecting business in general) to the knowledge of the Sellers that the Company or any of the Sellers have not disclosed to the Buyer in writing that has or, may have, a Material Adverse Effect.

                  5. Representations and Warranties of the Buyer.

                           The Buyer hereby represents and warrants to the
Sellers as follows:

                           5.1      Corporate Status. The Buyer is a corporation
duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation.

                           5.2      Authorization. The Buyer has the requisite
power and authority to execute and deliver the Transaction Documents to which it is a party and to perform the Transactions performed or to be performed by it. Such execution, delivery and performance by the Buyer has been duly authorized by all necessary corporate action. Each Transaction Document executed and delivered by the Buyer has been duly executed and delivered by such Party and constitutes a valid and binding obligation of such Party, enforceable against such Party in accordance with its terms.

                           5.3      Consents and Approvals. Neither the
execution and delivery by the Buyer of the Transaction Documents to which it is a party, nor the performance of the Transactions performed or to be performed by the Buyer, require any filing, consent or approval or constitute a Default under
(i) any Law or Court Order to which the Buyer is subject, (ii) the Charter Documents or bylaws of the Buyer or (iii) any Contract, Governmental Permit or other document to which the Buyer is a party.

                           5.4      Finder's Fees. No Person retained by the
Buyer is or will be entitled to any commission or finder's or similar fee in connection with the Transactions.

                           5.5      Preferred Shares. The Preferred Shares to be
issued and delivered to the Sellers pursuant to Section 2.2.3 will, as of the Closing, (i) be duly authorized, validly issued, fully paid and non-assessable, and (ii) be issued in compliance with all applicable state and federal securities laws, preemptive or stockholder rights, and contracts, court orders, laws and governmental permits affecting the Buyer.

                  6.       Competition and Confidentiality by the Sellers.

                           6.1      Noncompetition. From the Effective Date and
to the end of the third year following the Effective Date, each Seller will not, directly or indirectly, unless acting in accordance with the written consent of the Buyer, engage in, own, manage, operate, finance or participate in the ownership, management, operation or financing of or permit its name to be used by or in connection with any business or enterprise engaged in an antibody service business that is competitive with the Business or with the Buyer. Notwithstanding the foregoing, the Buyer acknowledges: (i) that Harman and Dale currently are minority owners of Sierra Biomedicals, Inc. ("Sierra"), the parent company which owns HTI Bio-Services, Inc., a California corporation ("HTI-Services"), which is in the business of pre-clinical animal studies, and (ii) that Harman may continue to be a consultant to HTI-Services or Sierra for one year, and (iii) that Harman and Dale will have no control over Sierra as to its business focus; and therefore, the Buyer hereby acknowledges and agrees that Harman and Dale will not be in breach of this non-competition covenant by reason of their ownership of Sierra, so long as they do not personally render any services on behalf of HTI-Services or Sierra in the field of antibody products.

                           6.2      Confidentiality. From the Closing and
indefinitely thereafter, unless this Agreement is terminated, none of the Sellers shall, except as may be required by Law or Court Order, at any time reveal, divulge, communicate or make known to any Person (other than the Buyer or their agents or Affiliates) or use in any way any confidential information that relates to this Agreement, the Transactions, the Company or the Business (whether now possessed by the Sellers or furnished by the Buyer after the Effective Date), including, without limitation, all Trade Secrets, customer lists or other customer information, supplier information, marketing plans or proposals, financial information, personnel information or any data, written material, records or documents used by the Company or relating to the Business that are of a confidential nature (collectively, the "Confidential Information"). Similarly, the Buyer shall not disclose or use any of the Confidential Information, other than in connection with completing the Transactions or after the Closing, unless required by law, or applicable rule or regulation.

                           6.3      Affiliates. The terms of this Section 6
shall apply to each Seller and any of their Affiliates to the same extent as if they were parties hereto, and each Seller shall take whatever actions may be necessary to cause its Affiliates to adhere to the terms of this Section 6.

                           6.4      Injunctive Relief. Each Seller acknowledges
that the provisions of this Section 6 are reasonable and necessary to protect the interests of the Buyer, that any violation of this Section 6 will result in an irreparable injury to the Buyer and that damages at law would not be reasonable or adequate compensation to the Buyer for violation of this Section
6. In the event of any breach or threatened breach by any Seller or any Affiliate thereof of any provision of this Section 6, the Buyer shall be entitled to injunctive or other equitable relief, restraining such party from using or disclosing any Confidential Information in whole or in part, or from engaging in conduct that would constitute a breach of the obligations of such party under this Section 6. Such relief shall be in addition to and not in lieu of any other remedies that may be available, including an action for the recovery of damages. In addition to any other available remedies, the Buyer shall be entitled to have the provisions of this Section 6 specifically enforced by preliminary and permanent injunctive relief without the necessity of proving actual damages and to an equitable accounting of all earnings, profits and other benefits arising out of any violation of this Section 6. In the event that the provisions of this Section 6 shall ever be deemed to exceed the time, geographic, product or other limitations permitted by applicable Law, then the provisions shall be deemed reformed to the maximum extent permitted by applicable Law. Each Seller acknowledges, however, that this Section

6 has been negotiated by the Parties and that the time, geographic and product limitations, as well as the limitation on activities, are reasonable in light of the circumstances pertaining to the Business.

                  7.       Tax Matters.

                           7.1      Section 338(h)(10) Election.

                                    7.1.1 Conditional upon the Buyer making the
initial indemnification payment as required by Section 7.1.2 hereof, the Buyer may elect to make the election under Section 338(h)(10) of the Code and regulations promulgated thereunder (and any comparable election under state or local tax law) (the "338 Election") with respect to the acquisition of the stock of the Company by Buyer, and Sellers shall each join Buyer in making a joint election under Section 338(h)(10) of the Code (and any comparable election under state and local law) with respect to the acquisition of the stock of the Company and execute with Buyer Form 8023 for that purpose. Upon written request by the Buyer and the Buyer's performance pursuant to Section 7.1.2, the Sellers shall take any and all actions as specifically requested by the Buyer that are necessary or appropriate to effect the timely filing of the 338 Elections, including, without limitation, executing the form 8023 thirty days prior to the date the election is to be made, filing all Tax returns consistent with the election and not taking any positions with respect to Taxes that are inconsistent with the election.

                                    7.1.2 If Buyer and Sellers make the joint
338 Election, Buyer agrees to pay to the Sellers and to indemnify the Sellers, on an individual basis, for Taxes imposed on such Seller resulting from the
Section 338 Election (including Taxes on the amount payable under this Section 7.1.2), to the extent that such Taxes exceed the Taxes that would have been payable by such Seller solely as a result of the sale of the Common Stock to Buyer if such election had not been made (the "Base Taxes"); provided however, that in calculating the Base Taxes no adjustment will be made to the amount of the Purchase Price or Additional Purchase Price. For the purposes of the preceding sentence, the California 1.5% income tax imposed on the Company because of its status as an S corporation shall be deemed to be imposed on the Sellers, and, to the extent the Company has an actual California 1.5% income tax liability that would not have existed but for the 338 Election, Buyer will pay such tax with the Short Period Tax Return (or such subsequent California tax return as may be required because of the release of the Escrow or the payment of the Additional Purchase Price). At least 45 days prior to the time when the first of Form 8023 or any comparable form under state and local law is required to be filed, Sellers shall propose in writing the amount of the initial payment and indemnification pursuant to this Section 7.1.2 to Buyer, for Buyer's approval. Buyer shall be deemed to have approved the proposed amount unless Buyer notifies Seller of the disagreement in writing within 10 days of the delivery of the proposed amount. If Buyer provides timely notice of disagreement to Seller, Buyer and Seller shall promptly negotiate in good faith to reconcile the differences. If no agreement is reached within 10 days of Buyer's transmittal of notice of disagreement, Buyer will within the next 15 days obtain and deliver to Seller a calculation of the amount of payment and indemnification pursuant to this Section 7.1.2 prepared by an independent (as to both Sellers and Buyer) accounting firm of national scope for resolution (the "Independent Accountant"), which calculation shall be binding on all parties.

                                    7.1.3 In making the 338 Election, Buyer and
Sellers agree that Buyer shall determine the Modified Aggregate Deemed Sale price ("MADSP"), as defined in Treasury Regulation ss.1.338(h)(10)-(f)(1), and prepare an allocation of the MADSP among the assets of the Company in accord with such regulation (the "Allocation Notice"). It is specifically agreed that MADSP shall be initially determined to be $9,000,000 plus the liabilities of the Company on the date of Closing. Buyer shall provide the Allocation Notice, in writing, to Sellers no later than 30 days after Closing. Unless Sellers provide Buyer with written notice of a disagreement with respect to the Allocation Notice within 15 days of receipt of the Allocation Notice (the "Disagreement Notice"), it shall be deemed accepted by Sellers, and in connection with any tax return, tax audit or similar proceeding, neither party shall allocate the MADSP inconsistently from the Allocation Notice. If Sellers provide Buyer with a timely Disagreement Notice, the parties shall endeavor to negotiate in good faith to reach a resolution to the disagreement. If no resolution is reached within 15 days of Buyer's receipt of the Disagreement Notice, Buyer shall submit the issue to an Independent Accountant. The written report of the Independent Accountant (the Accountant Report) shall be binding on all parties, and in connection with any tax return, tax audit or similar proceeding, neither party shall allocate the MADSP inconsistently from the Accountant Report. If the Independent Accountant does not materially disagree with the Allocation Notice, Sellers shall bear the cost of the Independent Accountant, otherwise, Buyer shall bear the cost.

                           7.2      Short Period Tax Returns and Final Tax
Returns.

                                    7.2.1 Buyer and Sellers acknowledge that the
acquisition of the Common Stock by Buyer will cause the Company's election to be an S Corporation to terminate at the end of the day prior to Closing (assuming no 338 Election is made), and that federal, state and local income tax returns for the period beginning January 1, 1999 and ending on the day prior to closing will be required to be filed (the "Short Period Tax Returns"). Buyer and Sellers acknowledge that such Short Period Tax Returns will be filed on the basis of a closing of the books of the Company at the end of the day prior to Closing, (assuming no 338 Election is made). If Buyer elects to make the 338 Election in accord with the requirements of Section 7.1, the closing of the books as described in the prior sentence will occur as of the end of business on the date of Closing. Buyer and Seller also acknowledge that the federal, state and local income tax returns for the period ending December 31, 1998 (the "Final Tax Returns") have not yet been filed.

                                    7.2.2 Sellers shall cause their
representative to prepare the Final Tax Returns and Short Period Tax Returns and Buyer shall cooperate with such Representative, with Sellers bearing the cost of their representative. Twenty days prior to the filing of any such Final Tax Return or Short Period Tax Return, and in any event not less than 20 days prior to the last day on which such return may be timely filed, Seller shall provide to Buyer for its review a draft of the Final Tax Return or Short Period Tax Return; provided however, if the 338 Election is to be made with a Short Period Tax Return, and if the Buyer has made the payments required by Section 7.1.2, Seller shall provide Buyer with a draft of such return for its approval, which shall not be unreasonably withheld, no later than 45 days prior to the filing of such return, and such return shall be prepared in a manner consistent with
Section 7.1. Buyer shall be deemed to have approved such return unless

Buyer notifies Sellers in writing of its disagreement within 15 days of the receipt of the Short Period Tax Return. If Buyer provides such notice of disagreement, the parties shall negotiate in good faith to resolve the issue. If no resolution is reached within 15 days of the Seller's receipt of Buyer's notice of disagreement, Buyer shall submit the issue to an Independent Accountant, whose written report on the issue shall be shall be binding on all parties, and in connection with any tax return, tax audit or similar proceeding, neither party shall take a position contrary to such report. If the Independent Accountant does not materially disagree with the Short Period Tax Return as prepared by Sellers, Buyer shall bear the cost of the Independent Accountant, otherwise, Sellers shall bear the cost.

                           7.3      Amended Returns. Subject to Buyer's rights
under Section 7.4, Sellers shall be responsible for the preparation (and associated expenses) and filing of any amended Tax returns for taxable years ending on or prior to the Closing Date (and, subject to Section 7.1.1, to pay any amount of Tax due which is shown thereon) which are required as a result of examination adjustments made by the Internal Revenue Service or by the applicable state, local or other taxing authorities for such taxable years as finally determined with respect to the Company. Any required amended returns resulting from such examination adjustments, as finally determined, shall be prepared by Seller and furnished to the Company for review, and filing at least 30 days prior to the due date for filing such returns, provided however, that if the return is a Short Period Tax Return and a 338 Election has been made with respect to such return, Sellers shall provide such return to Buyer for review and approval. Sellers shall not file any amended returns for the Company other than as provided in the preceding sentences of Section 7.3, without the express written consent of Buyer.

                           7.4      Audits.

                                    7.4.1 If Sellers receives notice, whether
written or oral, of the intention of a governmental agency to audit a Short Period Tax Return in which a 338 Election is made, Sellers shall immediately notify Buyer in writing. Buyer shall have the right to participate in and control and direct such audit and any related tax contest (whether or not Sellers provide the requisite notice), unless Sellers release Buyer in writing from all obligations under Section 7.1.2, in which case Buyer shall have only those rights as defined in Section 7.4.2. If Buyer does not exercise its option to control and direct the audit and tax contests, it will nonetheless have the right to participate in such events. The Buyer shall pay the professional fees incurred for such an audit to the extent such fees are incurred with respect to the 338 Election.

                                    7.4.2 Buyer shall have the right to
participate in all audits and tax contests, whether administrative or judicial, with respect to taxes of the Company (whether or not such audit would result in a tax liability of the Company), and Sellers shall not settle, compromise or close any such audits or tax contest without the written consent of Buyer, which shall not be unreasonably withheld; provided however, that if an audit or tax contest could give rise to an indemnification payment by Sellers to Buyer, Sellers shall not compromise, settle or close any such audit or tax contest unless provision has been made for the payment of such indemnification amounts, and Buyer agrees in writing to the closure of the audit or tax contest.

                  8.       Survival of Representations and Warranties;
Indemnification.

                           8.1      Survival of Representations and Warranties.
Each of the representations and warranties of the Parties shall survive for the respective time periods specified on Schedule 8.1; provided that there shall be no termination of any such representation or warranty as to which a claim has been asserted prior to the termination of such survival period. All representations, warranties and covenants contained herein shall not be deemed to be waived or otherwise affected by any investigation at any time made by or on behalf of any Party hereto; provided however, if the Buyer has knowledge of facts prior to the Closing that arise from an investigation of the due diligence materials referred to in Section 4(ii) which are inconsistent with a particular representation or warranty by the Sellers, then the Buyer shall so inform the Sellers, and said particular representation or warranty shall be deemed to be modified and corrected in conformity with said facts.

                           8.2      Indemnification by the Sellers. "Sellers'
General Liabilities" shall mean all Losses resulting from, arising out of, or incurred by the Buyer or any of its Affiliates, or any of their respective successors or assigns and their respective directors, officers and employees (each a "Buyer Indemnified Party") after the Closing in connection with (i) any breach of any of the representations or warranties made by the Sellers in this Agreement, (ii) any default by any Seller in respect of any of the covenants or agreements made by such Seller in this Agreement, or (iii) all deductible amounts payable in connection with any insurance for products liability claims for products sold by the Company prior to the Closing. Subject to the limitations and provisions of Section 8.3 and to the further provisions of this
Section 8, the Sellers shall severally (and not jointly) indemnify all Buyer Indemnified Parties, and hold them harmless from, against and in respect of, any and all Sellers' General Liabilities.

                           8.3      Limitations on Obligation of Sellers to
Indemnify.

                                    8.3.1 Except as otherwise provided in this
Agreement, the Sellers shall have no obligation to indemnify any Buyer Indemnified Party based upon any breach by any Seller of any representation or warranty as to which the Sellers have not received written notice of a claim for indemnification within the applicable survival period described in Section 8.1.

                                    8.3.2  Except as set forth on Schedule 8.1,
the Sellers shall have no obligation to indemnify any Buyer Indemnified Party for any type of matter in a dollar amount in excess of the "Maximum Liability" dollar amount specified for that type of matter shown on Schedule 8.1.

                                    8.3.3  No claim for indemnification in any
particular category shall be made by any Buyer Indemnified Party unless and until the aggregate amount of such claims by a Buyer Indemnified Party exceed the "Minimum Amount" specified on Schedule 8.1 for the type of matter giving rise to such claim; provided, however, that if the aggregate amount of such claims exceeds the "Minimum Amount," then the Sellers shall be liable for the entire amount of such claims from the first dollar.

                                    8.3.4   In no event shall the Sellers be
liable for more than $1,000,000 in the aggregate for all of the indemnity items set forth on Schedule 8.1, other than for indemnification obligations under Sections 4.2, 4.3, 4.14.2, 4.16, 7 and 8.2(iii) which obligations shall not count against the $1,000,000 amount, and shall not exceed the following amounts for each of the Sellers:

           Harman:                 $700,700                70.07%

           Dale:                   $156,700                15.67%

           Bean:                   $140,600                14.06%

           Boyd:                   $  2,000                 0.20%

                                    8.3.5  Notwithstanding the limitations on
the Sellers' liabilities set forth in Schedule 8.1 and in this Section 8, the Parties acknowledge and agree that there are no limits on a Seller's liability for the actual Losses which arise from a fact which was actually known by that Seller at the Effective Date, but which fact that Seller withheld or failed to disclose from the representations and disclosures required to be made pursuant to this Agreement and that there are no limits on the Sellers' liability for misrepresentations regarding title to and financial liens on the Real Property owned by the Company.

                                    8.3.6  Nothing herein shall be deemed to
limit or restrict in any manner any rights or remedies available at law, in equity or otherwise against a Seller based on a willful misrepresentation or willful breach of warranty by a Seller hereunder.

                           8.4      Indemnification by the Buyer. "Buyer's
General Liabilities" shall mean all Losses resulting from, arising out of, or incurred by any Seller or any of his Affiliates, or any of their respective successors or assigns and their respective directors, officers and employees (each a "Seller Indemnified Party") after the Effective Date in connection with
(i) any breach of any of the representations or warranties made by the Buyer in this Agreement, or (ii) any default by the Buyer in respect of any of the covenants or agreements made by the Buyer in this Agreement. Subject to the provisions of Section 8.5 and to the further provisions of this Section 8, the Buyer shall indemnify all Seller Indemnified Parties, and hold them harmless from, against and in respect of, any and all Buyers' General Liabilities.

                           8.5      Limitations on Obligation of the Buyer to
Indemnify. The Buyer shall have no obligation to indemnify any Seller Indemnified Party based upon any breach by the Buyer of any representation or warranty as to which the Buyer has not received notice of a claim for indemnification within the one (1) year following the Closing.

                           8.6      Environmental Losses.

                                    8.6.1  The following (if and only if they
involve or result from breaches of any representation or warranty in this Agreement) shall constitute "Environmental Losses": (a) all Losses imposed or incurred under Environmental Law resulting from the storage or disposal or the emission, discharge, release or threatened release into the environment, by any Person of any Hazardous Substance at the Real Property or arising from or related to any Default under any Environmental Law at any time prior to the Effective Date, (b) all Losses resulting from the presence of any Hazardous Substance at any location other than the Real Property disposed of (directly or indirectly) from the Real Property at any time prior to the Effective Date, (c) all Losses resulting from the migration, leaking, leaching, flowing, emitting or other movement of Hazardous Substances from the Real Property or any such location at any time prior to the Effective Date, in each case requiring investigation, removal or remediation under Environmental Law, and (d) any and all other Losses arising from or related to an Environmental Condition existing on or before the Effective Date.

                                    8.6.2  Subject to the other provisions of
this Section 8.6, and to the limitations and provision in Section 8.3 and
Schedule 8.1, the Sellers shall severally (and not jointly) indemnify all Buyer Indemnified Parties, and hold them harmless from, against and in respect of, any and all Environmental Losses; provided, however, that the Sellers' remediation obligations shall not extend beyond those actions required by applicable regulatory authorities under any Environmental Law.

                                    8.6.3  For so long as the Sellers'
indemnification with respect to Environmental Losses shall be in effect, the Buyer shall provide to the Sellers a copy of all information or reports that are provided by the Buyer to any federal, state or local agency with regard to any matter related to Hazardous Substances that may constitute or result in an indemnification Liability for the Sellers. The Buyer shall promptly provide to the Sellers copies of all reports or other information (including photographs), prepared, produced or obtained by the Buyer relating to any such matter.

                                    8.6.4  For so long as the Sellers'
indemnification with respect to Environmental Losses shall be in effect, the Buyer shall afford the Sellers, reasonable access to and rights to investigate the Real Property and inspect and copy all relevant documents and records relating to any Environmental Losses for which the Sellers have, or are alleged to have, responsibility. However, except to the extent prohibited by applicable Law or Court Order, the following conditions and agreements shall apply with respect to the foregoing: (a) no entry or investigation upon such Real Property shall be made except during normal business hours and then only upon at least five business days' notice to the Buyer; (b) the Buyer shall be entitled to require that any persons entering upon such Real Property shall be accompanied by a representative of the Buyer at all times; (c) intrusive investigations, such as well-drilling or soil boring or testing of any substances, shall be permitted only to the extent that they do not materially interfere with the operations of the Business, upon demonstrated reasonable cause and to such extent as is consented to by the Buyer, such consent not to be unreasonably withheld; (d) any samples taken shall be split between the Buyer and the Sellers if so requested by the Buyer; (e) the Sellers shall provide to the Buyer within five days after receipt thereof a copy of any report or other written information delivered to a Seller with regard to any investigations or other activities upon the property of the Buyer; and (f) to the extent the condition of any property of the Buyer is disturbed in any material respect as a result of any such activities, the Sellers severally (and not jointly) shall be responsible for all costs and expenses associated with restoring the property to substantially its condition prior to the occurrence of such activities.

                           8.7      Procedures for Indemnification.

                                    8.7.1  In the case of a claim against the
Sellers that may be covered at least in part by the Escrow Amount, a Buyer Indemnified Party shall pursue such claim in accordance with the Escrow Agreement. In the case of a claim against the Sellers that cannot be fully satisfied by the Escrow Amount, and in the case of any claim against the Buyer, the Indemnified Party may pursue whatever legal remedies may be available for recovery of Losses claimed from any indemnifying Party; provided, however, that the Buyer shall have the right to set off against the Additional Purchase Price any losses covered by this Indemnity in this Section 8, subject to the limitations and provision in Section 8.3 and Schedule 8.1. Each Indemnified Party shall promptly give notice hereunder to the indemnifying Party and, to the extent applicable, in accordance with the Escrow Agreement, after becoming aware of any claim as to which recovery may be sought against the indemnifying Party because of the indemnity provided in this Section 8 or otherwise in this Agreement. After such notice, the Indemnified Party shall have the right to assume at its own expense the defense of any such action, suit or other proceeding, and any indemnifying Party, if so requested by the Indemnified Party, shall participate in any such action, suit or other proceeding or assume the defense thereof, with counsel satisfactory to the Indemnified Party; provided, however, that the Indemnified Party shall have the right to participate at its own expense in the defense of any such action, suit or other proceeding. Notwithstanding the foregoing, the right to indemnification hereunder shall not be affected by any failure of an Indemnified Party to give such notice (or by delay by an Indemnified Party in giving such notice) unless, and then only to the extent that, the rights and remedies of the indemnifying Party shall have been prejudiced as a result of the failure to give, or delay in giving, such notice. The notice required hereunder shall specify the basis for the claim for indemnification to the extent ascertainable at the time of the notice. Nothing herein shall be deemed to prevent an Indemnified Party from making a contingent claim for indemnification hereunder, provided the Indemnified Party has reasonable grounds to believe that the claim or demand for indemnification will be made and sets forth the estimated amount of such claim to the extent then ascertainable.

                                    8.7.2  The indemnifying Party shall not, in
the defense of such claim or any Litigation resulting therefrom, consent to entry of any judgment (other than a judgment of dismissal on the merits without costs) or enter into any settlement, except with the written consent, which consent shall not be unreasonably withheld, of the Indemnified Party, which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party a release from all liability in respect of such claim or Litigation.

                                    8.7.3  If the indemnifying Party shall not
assume the defense of any such claim by a third party, or Litigation resulting therefrom, after receipt of notice from the Indemnified Party, the Indemnified Party may defend against such claim or Litigation in such manner as it deems appropriate.

                                    8.7.4  If an indemnifying Party shall not,
within 30 days after its receipt of the notice required by Section 8.7.1 hereof or in accordance with the Escrow Agreement, advise the Indemnified Party that the indemnifying Party denies the right of the Indemnified Party to indemnity in respect of the claim, then the amount of such claim shall be deemed to be finally determined between the Parties hereto. If the indemnifying Party shall notify the Indemnified Party that it disputes any claim made by the Indemnified Party, then the Parties hereto shall endeavor to settle and compromise such claim, and if unable to agree on any settlement or compromise, such claim for indemnification shall be settled by binding arbitration in Delaware in accordance with the Rules of the American Arbitration Association. Any Liability established by reason of such arbitration shall be deemed to be finally determined. Any claim that is finally determined in the manner set forth above shall be paid promptly by the indemnifying Party in cash.

                           8.8      Payment of Indemnification Obligations.
Each Party shall pay promptly to any Indemnified Party the amount of all Losses to which the foregoing indemnity relates, subject to the limitations and provisions of this Agreement.

                           8.9      Interest on Unpaid Obligations. If all or
part of any indemnification obligation under this Agreement is not paid when due, the indemnifying Party shall pay the Indemnified Party interest on the unpaid amount of such obligation for each day from the date the amount became due until it is paid in full, payable on demand, at the rate equal to the lower of (i) the maximum rate permitted by Law or (ii) two percent (2%) per annum plus the Prime Rate.

                           8.10     Other Remedies. The indemnification rights
under this Section 8 are independent of and in addition to such rights and remedies as the Parties may have at law or in equity or otherwise for any misrepresentation, breach of warranty or failure to fulfill any agreement or covenant hereunder on the part of any Party hereto, including the right to seek specific performance, rescission or restitution, none of which rights or remedies shall be affected or diminished by such Sections; provided, however, any money damages claimed against the Sellers are subject to the limitations and provisions of Section 8.3.

                           8.11     Inconsistencies. To the extent the rights
and obligations of a Party under Section 8 are inconsistent with Section 7,
Section 8 shall prevail, except to the extent that such inconsistency relates to which Party controls any third party claims relating to audits or tax contests, in which case Section 7 shall prevail.

                           8.12     Insurance. The proceeds from environmental
insurance policies owned by either the Buyer, the Company or the Sellers shall be applied to any claims made under Sections 4.14.2 that are covered by such policies. The proceeds from any insurance policy purchased by the Sellers in connection with their indemnity obligations contemplated by this Agreement shall be applied to any other claims under this Section 8 to the extent permitted by such coverage. The premiums for such insurance policy shall be paid by the Sellers. Notwithstanding anything to the contrary contained herein, the Sellers shall be obligated to pay any deductibles in connection with any insurance converage applied hereunder.

                  9.       Covenants Regarding Real Property.

                           9.1      Possible Non-compliance. Regarding the
approximately 45 acres in Santa Ysabel, it is acknowledged by the Sellers that:

                                    9.1.1  Some of the administrative and
laboratory activities carried on by the Company at the property may not be in full compliance with the applicable zoning regulations; and

                                    9.1.2  Some of the modular buildings on the
property (which are leased buildings, except for one owned building) may not be in compliance with applicable building code regulations.

                           9.2      Compliance Efforts. As a result of the
foregoing, Sellers agree that during 1999 and 2000, Mike Dale (and not other representatives of the Buyer) (i) will contact the applicable governmental agencies to determine if there is any non-compliance with applicable governmental regulations, and (ii) if there is any non-compliance, will coordinate efforts to achieve compliance.

                           9.3      Payment Obligations. If the costs to achieve
said compliance are less than $25,000, then the Buyer shall bear those costs, but if the costs exceed $25,000, then the Sellers shall bear these costs up to an aggregate of $400,000.

                           9.4      Relocation. If it is mutually determined by
the Buyer and the Sellers that it is not reasonably feasible to achieve said compliance by December 31, 2000 for less than $400,000 of costs, and the Buyer decides to relocate the administrative and/or laboratory activities to other premises, then said relocation costs shall be treated as indemnity costs to be borne by the Sellers, but still subject to the limitations and provisions set forth in Schedule 8.1 and Section 8.

                  10.      General.

                           10.1     Expenses. Except as otherwise provided in
this Agreement, the Buyer and each of the Sellers shall each pay their own fees, expenses and disbursements, including the fees and expenses of their respective counsel, accountants and other experts, in connection with the subject matter of this Agreement and all other costs and expenses incurred in performing and complying with all conditions to be performed under this Agreement. Sellers shall not charge or expense to the Company any of Sellers' fees or expenses incurred in connection with the Transactions.

                           10.2     Publicity. The Parties hereto will consult
with each other before issuing any press release or making any public statement with respect to the financial terms of this Agreement and the Transactions. Except as may be required by applicable Law or any stock exchange regulations, no Party shall issue any such press release or make any such public statement regarding the financial terms of this Agreement without the consent of the other Party hereto.

                           10.3     Amendment, Severability, Parties in
Interest, Assignment, Etc. This Agreement may be amended, modified or supplemented only by a written instrument duly executed by each of the Parties hereto. If any provision of this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, legal representatives, successors and permitted assigns of the Parties hereto. Nothing in this Agreement, express or implied, is intended to confer on any Person other than the Parties hereto, or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement. No Party hereto shall assign or otherwise transfer this Agreement or any right, benefit or obligation hereunder (whether by operation of Law or otherwise) to any other Person without the prior written consent of the other Party, except in the case of the Buyer, to a Person which is an Affiliate of the Buyer. The parties hereto shall execute and deliver any and all documents and take any and all other actions that may be deemed reasonably necessary by their respective counsel to complete the Transactions.

                           10.4     Waivers. Any term or provision of this
Agreement may be waived at any time by the Party entitled to the benefit thereof by a written instrument duly executed by such Party. The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any provision of this Agreement in one or more instances shall operate or be construed as a waiver of any other condition or subsequent breach.

                           10.5     Notices. All notices that are required or
permitted hereunder shall be in writing and shall be sufficient if personally delivered or sent by mail, facsimile message or Federal Express or other delivery service. Any notices shall be deemed given upon the earlier of the date when received at, or the third day after the date when sent by registered or certified mail or the day after the date when sent by Federal Express to, the address or fax number set forth below, unless such address or fax number is changed by notice to the other Party hereto:

                                    10.5.1  If to a Seller, to:

                                        Robert J. Harman
                                        HTI Bio-Products, Inc.
                                        10326 Roselle Street
                                        San Diego, CA 92121
                                        FAX:  (619) 410-1543

                                        Michael M. Dale
                                        HTI Bio-Products, Inc.
                                        P.O. Box 1319
                                        Ramona, CA 92065
                                        FAX:  (760) 788-9494

                                        Eric S. Bean
                                        HTI Bio-Products, Inc.
                                        P.O. Box 1319
                                        Ramona, CA 92065
                                        FAX:  (760) 788-9494

                                        Sean Boyd
                                        HTI Bio-Products, Inc.
                                        P.O. Box 1319
                                        Ramona, CA 92065
                                        FAX:  (760) 788-9494

                                        With a copy to:

                                        Gray Cary Ware & Freidenrich
                                        4365 Executive Drive, Suite 1600
                                        San Diego, California 92121
                                        FAX:  (619) 677-1477
                                        Attention:  T. Knox Bell, Esq.


                                    10.5.2  If to the Buyer, to:

                                        Strategic Diagnostics Inc.
                                        111 Pencader Drive
                                        Newark, Delaware  19702
                                        FAX: (704) 948-9575
                                        Attention: Mr. Richard C. Birkmeyer

                                       With a copy to:

                                       Pepper Hamilton LLP
                                       1235 Westlakes Drive, Suite 400
                                       Berwyn, PA 19312
                                       FAX: (610) 640-7835
                                       Attention: William A. Scari, Jr., Esquire

                           10.6     Entire Agreement. This Agreement (including
the Schedules referenced herein), together with the other Transaction Documents and the documents delivered by the Parties at Closing, sets forth the entire agreement and understanding of the Parties hereto with respect to the Transactions and the other matters set forth herein and supersedes all prior agreements or understandings, oral and written, among the Parties hereto or otherwise with respect to the subject matter hereof.

                           10.7     Interpretation. Unless the context of this
Agreement clearly requires otherwise, (i) references to the plural include the singular, the singular the plural, the part the whole, (ii) references to any gender include all genders, (iii) "or" has the inclusive meaning frequently identified with the phrase "and/or," (iv) "including" has the inclusive meaning frequently identified with the phrase "but not limited to" and (v) references to "hereunder" or "herein" relate to this Agreement. The section and other headings contained in this Agreement are for reference purposes only and shall not control or affect the construction of this Agreement or the interpretation thereof in any respect. Section, subsection, and Schedule references are to this Agreement unless otherwise specified. Each accounting term used herein that is not specifically defined herein shall have the meaning given to it under GAAP.

                           10.8     Governing Law. This Agreement shall be
construed and interpreted in accordance with the Laws of the State of Delaware without regard to its provisions concerning conflict of Laws.

                           10.9     Counterparts. This Agreement may be executed
in two or more counterparts, each of which shall be binding as of the date first written above, and all of which shall constitute one and the same instrument. Each such copy shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart. Signatures may be transmitted by facsimile for purposes of delivering a signed document.



                         [SIGNATURES ON FOLLOWING PAGE]

                  IN WITNESS WHEREOF, this Agreement has been executed by the Parties hereto as of the day and year first above written.


                                       STRATEGIC DIAGNOSTICS INC.



                                       By: /s/ Richard C. Birkmeyer
                                          --------------------------
                                          Name: Richard C. Birkmeyer
                                          Title: President/CEO


                                       SELLERS:


                                            /s/ Robert J. Harman
                                       -----------------------------------------
                                                Robert J. Harman

                                            /s/ Michael M. Dale
                                       -----------------------------------------
                                                Michael M. Dale

                                            /s/ Eric S. Bean
                                       -----------------------------------------
                                                Eric S. Bean

                                            /s/ Sean Boyd
                                       -----------------------------------------
                                                Sean Boyd